Exhibit 99.(4)(y)

Sub-Management Agreement

between

Nomura Corporate Research and Asset Management Inc.

and

Nomura Asset Management Singapore Limited

AGREEMENT made this 1st day of August, 2015 by and between Nomura Corporate Research and Asset Management Inc., a Delaware corporation with its principal office located at 309 West 49th Street, Worldwide Plaza, New York, New York 10019 (hereinafter called the “Sub-Adviser”) and Nomura Asset Management Singapore Limited, a Singapore corporation with its principal office located at 10 Marina Boulevard Marina Bay Financial Centre Tower 2 #33-03 Singapore 018983  (hereinafter called the “Sub-Manager”).

WHEREAS, UBS Global Asset Management (Americas) Inc. (“UBS Global AM”) has entered into a Management Agreement dated as of August 1, 2008  (“Management Agreement”), with PACE® Select Advisors Trust (“Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), with respect to PACE® High Yield Investments (“Portfolio”); and

WHEREAS, UBS Global AM is authorized to retain one or more sub-advisers to furnish certain investment advisory services to UBS Global AM and the Portfolio;

WHEREAS, UBS Global AM entered into a Sub-Advisory Agreement dated as of July 1, 2015 with the Sub-Adviser (the “Sub-Advisory Agreement”) to furnish certain investment advisory services to UBS Global AM and the Portfolio or a designated portion of the assets (“Segment”) of the Portfolio;

WHEREAS, the Sub-Advisory Agreement provides that the Sub-Adviser may engage the Sub-Manager to furnish certain investment advisory services to the Sub-Adviser for the Portfolio or Segment;

WHEREAS, the Sub-Manager is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Sub-Adviser and the Sub-Manager agree as follows:

1. Duties: The Sub-Adviser hereby appoints the Sub-Manager to perform the following services with respect to all or a portion of the investments of the Portfolio or Segment (the “Sub-Segment”). The services and the portion of the investments of the Sub-Segment to be advised or managed by the Sub-Manager shall be as agreed upon from time to time by the Sub-Adviser and the Sub-Manager. The Sub-Manager shall pay the salaries and fees of all personnel of the Sub-Manager performing services for the Sub-Segment relating to research, statistical and investment activities.

To the extent requested and consistent with relevant provisions provided by the Sub-Adviser, the Sub-Manager shall, subject to the supervision of the Sub-Adviser, manage the Sub-Segment in accordance with the Portfolio’s investment objective, policies and restrictions as stated in the Trust’s currently effective registration statement under the 1940 Act, and any amendments or supplements thereto (“Registration Statement”), the Investment Company Act of 1940 (the “1940 Act”) and rules thereunder, as amended from time to time, the Trust’s policies and procedures (“Compliance Program”), as furnished to the Sub-Adviser by the Trust, and such other limitations as the Trust or Sub-Adviser may impose with respect to the Sub-Segment by notice to the Sub-Manager. The Sub-Manager is authorized to make investment decisions on behalf of the Sub-Segment with regard to any stock, bond, other securities or investment instruments, and to place orders for the purchase and sale of such securities and instruments through such broker-dealers as the Sub-Manager may select.  The Sub-Manager may also be authorized, but only to the extent such duties are delegated in writing by the Sub-Adviser and to the extent permitted by applicable laws and regulations, to provide additional investment management services to the Segment.

All investment management and any other activities of the Sub-Manager shall at all times be subject to the control and direction of the Sub-Adviser, UBS Global AM and the Trust’s Board of Trustees.

2. Information to be Provided to the Trust and the Sub-Adviser: The Sub-Manager shall furnish such reports, evaluations, certifications, financial statements, information or analyses to the Trust, UBS Global AM and the Sub-Adviser as the Trust’s Board of Trustees or the Sub-Adviser may reasonably request from time to time, or as the Sub-Manager may deem to be desirable.

3. Brokerage:

(a)	The Sub-Manager agrees that it will place orders with brokers in accordance with best execution policies, taking into account best price as an important factor in this decision. In no instance will portfolio securities be purchased from or sold to UBS Global AM, the Sub-Adviser or the Sub-Manager, the Trust’s principal underwriter, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. The Sub-Manager may aggregate sales and purchase orders with respect to the assets of the Sub-Segment with similar orders being made simultaneously for other accounts advised by the Sub-Manager or its affiliates. Whenever the Sub-Manager simultaneously places orders to purchase or sell the same security on behalf of the Sub-Segment and one or more other accounts advised by the Sub-Manager, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. The Sub-Adviser recognizes that in some cases this procedure may adversely affect the results obtained for the Sub-Segment.

(b)	Subject to the Sub-Manager’s obligations to seek best execution, the Sub-Adviser agrees that the Sub-Manager, in its sole discretion, may place transactions on behalf of the Sub-Segment with any broker-dealer deemed to be an affiliate (including affiliated Futures Commission Merchants) of the Sub-Manager (the “Affiliated Broker-Dealers”) so long as such transactions are effected in conformity with the requirements (including any applicable exemptions and administrative interpretations set forth in Part 2A of the Sub-Manager’s Form ADV Registration Statement on file with the Securities and Exchange Commission (“Form ADV”)) of Section 11(a)(1)(H) of the Securities Exchange Act of 1934 (the “1934 Act”), and in compliance with Rules 17e-1 or 10f-3 under the 1940 Act or other applicable rules and the Trust’s policies and procedures thereunder. In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to UBS Global AM, the Portfolio or the Trust. In the event Sub-Manager becomes affiliated (as deemed under the federal securities laws) with a broker-dealer during the term of this Agreement, Sub-Manager shall obtain the approval of the Sub-Adviser or the Trust’s Board of Trustees prior to commencement of transactions with such broker-dealer on behalf of the Portfolio or the Trust.

(c)	The Sub-Adviser further authorizes the Sub-Manager and its Affiliated Broker-Dealers to execute cross transactions, including agency and principal cross transactions (the “Cross Transactions”), on behalf of the Portfolio and the Trust. Cross Transactions are transactions which may be effected by (i) the Sub-Manager or an Affiliated Broker-Dealers acting for both the Sub-Segment and the counterparty to the transaction or (ii) the Sub-Manager or an Affiliated Broker-Dealer acting for its own account and for the Sub-Segment. Cross Transactions enable the Sub-Manager to purchase or sell a block of securities for the Trust at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order. As such, the Sub-Manager believes that Cross Transactions can provide meaningful benefits for the Sub-Segment generally. UBS Global AM, the Sub-Adviser, the Portfolio and the Trust should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities. Sub-Manager shall effect such Cross Transactions in compliance with Rule 206(3)-2 under the Advisers Act, Rule 17a-7 and Rule 17e-1 under the 1940 Act, and any other applicable provisions of the federal securities laws and shall provide UBS Global AM with periodic reports describing such agency cross transactions. UBS Global AM understands that the authority of the Sub-Manager to execute agency Cross Transactions for the Portfolio is terminable at will without penalty, effective upon receipt by the Sub-Manager of written notice from UBS Global AM or the Sub-Adviser, and that the failure to terminate such authorization will result in its continuation.

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(d)	The Sub-Manager shall maintain separate detailed records of all relevant matters pertaining to the Sub-Segment, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Manager with respect to the Sub-Segment are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Manager further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act, and will furnish the Sub-Adviser with such periodic and special reports pertaining to the Sub-Segment as the Sub-Adviser may reasonably request.

(e)	At such times as shall be reasonably requested by the Sub-Adviser upon reasonable advance notice, the Sub-Manager will provide the Sub-Adviser with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Sub-Segment and make available to the Sub-Adviser, any economic, statistical and investment services that the Sub-Manager normally makes available to its institutional or other customers.

(f)	In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Manager is responsible for assisting the Sub-Adviser, in the fair valuation of all portfolio securities in the Sub-Segment and will use its reasonable efforts to arrange for the provision of a price or prices from one or more parties independent of the Sub-Manager for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service.

(g)	The Sub-Manager also will provide such information or perform such additional acts as are customarily performed by a Sub-Manager for the Sub-Segment and may be reasonably required for the Sub-Adviser to comply with their respective obligations under applicable federal securities laws, including, without limitation, the1940 Act, the Advisers Act, the 1934 Act, the Securities Act, and any rule or regulation thereunder.

4. Further Duties:   In all matters relating to the performance of this Agreement, the Sub-Manager will seek to act in conformity with the Trust’s Trust Instrument, By-Laws and Registration Statement, the Trust’s policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) upon relevant provisions being provided to the Sub-Manager by the Sub-Adviser (together, the “Trust Compliance Procedures”) (which, for the avoidance of doubt, shall include all provisions provided by UBS Global AM to the Sub-Adviser) and with the written instructions and written directions of the Board and UBS Global AM, and will comply with the requirements of the 1940 Act, and the Advisers Act, and the rules under each, the Code, and all other federal and state laws and regulations applicable to the Sub-Segment. In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Manager shall provide to the Trust CCO direct access to the Sub-Manager’s chief compliance officer and/or other senior compliance personnel, as reasonably requested by the Trust CCO. In order to assist the Sub-Adviser with compliance with its obligations under the Sub-Advisory Agreement, the Sub-Manager shall provide the Sub-Adviser with (i) quarterly reports confirming that the Sub-Manager has complied with the Trust Compliance Procedures in managing the Sub-Segment; and (ii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Manager’s management of the Sub-Segment. The Sub-Manager shall promptly provide the Trust CCO with copies of: (i) the Sub-Manager’s compliance policies and procedures for compliance by the Sub-Manager with the applicable Federal Securities Laws (together, the “Sub-Manager Compliance Procedures”) to the Sub-Manager’s management of the Sub-Segment upon reasonable request and (ii) any material changes to such compliance procedures.  The Sub-Manager shall cooperate fully to the extent permitted by the applicable laws and regulations with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board on the operation of the Sub-Manager’s Compliance Procedures involving the Sub-Segment, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Manager Compliance Procedures involving the Sub-Segment.  The Sub-Manager shall provide to the Sub-Adviser, to be forwarded to the Trust CCO or provided on a consolidated basis to the Trust CCO, (i) quarterly reports confirming the Sub-Manager’s compliance with the Sub-Manager Compliance Procedures in managing the Sub-Segment, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Manager that arose under the Sub-Manager Compliance Procedures that affected the Sub-Segment.  At least annually, the Sub-Manager shall provide a certification to the Sub-Adviser to the effect that the Sub-Manager has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Manager with any applicable Federal Securities Laws, subject to such interpretations as may be contained in the Trust Compliance Procedures. The Sub-Manager will promptly provide UBS Global AM with information (including information that is required to be disclosed in the Trust’s registration statement) upon reasonable request with respect to the portfolio managers responsible for the Sub-Segment and any changes in the portfolio managers responsible for the Sub-Segment upon any such change.

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The Sub-Manager will promptly notify UBS Global AM of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry materially affecting the Sub-Segment or the ability of the Sub-Manager or the portfolio managers responsible for the Sub-Segment to perform their obligations under this Agreement, and in the case of any pending investigation, administrative proceeding or regulatory inquiry, to the extent permitted by the applicable laws and regulations.

The Sub-Manager will cooperate promptly and fully with UBS Global AM and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Sub-Segment brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the Securities and Exchange Commission (“SEC”)) to the extent permitted by the applicable laws and regulations.

5. Representations of Sub-Manager.  The Sub-Manager represents, warrants and agrees as follows:

(a)	The Sub-Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify the Sub- Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)	The Sub-Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser, UBS Global AM and the Board with a copy of such code of ethics, together with evidence of its adoption upon request. Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Manager shall certify to the Sub-Adviser and UBS Global AM that the Sub-Manager has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub- Manager’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Sub-Adviser and UBS Global AM, the Sub-Manager shall permit UBS Global AM, its employees or its agents to examine the reports pertaining to the Sub-Segment required to be made by the Sub-Manager pursuant to Rule 17j-1(c)(21) .

(c)	The Sub-Manager has provided Sub-Adviser and UBS Global AM with a copy of its Form ADV, as most recently filed with the SEC, and promptly will furnish a copy of all amendments to Sub-Adviser at least annually.

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(d)	The Sub-Manager agrees that it will not in any way refer directly or indirectly to its relationship with the Trust, the Sub-Segment, UBS Global AM or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of UBS Global AM and the Sub-Adviser.

(e)	The Sub-Manager hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Sub-Adviser, UBS Global AM, the Trust’s custodian, or other persons expressly designated by the Sub-Adviser. The Sub-Adviser hereby acknowledges that the Sub-Manager utilizes investment related services, including but not limited to the portfolio management systems and back office facilities of the head office, Nomura Asset Management Co., Ltd and its vendors and discloses the Trust’s portfolio holdings to them on a need-to-know basis. The Sub-Manager further represents that it implemented policies and procedures to prevent it, its employees and agents from trading on the basis of any material non-public information provided by the Sub-Adviser, UBS Global AM, the Trust, their affiliates or agents.

6. Compensation: For services provided under paragraph 1 of this Agreement, the Sub-Adviser agrees to pay the Sub-Manager a monthly fee, equal to % of the net monthly advisory fee retained by the Sub-Adviser in respect of the Portfolio or Sub-Segment.

For those periods in which UBS Global AM has agreed to waive all or a portion of its management fee, and the Sub-Adviser has also agreed to waive all or a portion of its fee, the Sub-Adviser may ask the Sub-Manager to waive the same proportion of its fees, but the Sub-Manager is under no obligation to do so.

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in that such effectiveness or termination occurs.

7. Expenses: It is understood that each of the Portfolio or Sub-Segment and the Trust will pay all of its respective expenses other than those expressly stated to be payable by the Sub-Manager hereunder or by the Sub-Adviser under the Sub-Advisory Agreement with UBS Global AM.

8. Services to Other Companies or Accounts: The services of the Sub-Manager to the Sub-Adviser are not to be deemed exclusive, the Sub-Manager being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Manager’s ability to meet all of its obligations hereunder. The Sub-Manager shall for all purposes be an independent contractor and not an agent or employee of the Sub-Adviser or the Trust.

9. Standard of Care: In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Manager, the Sub-Manager shall not be subject to liability to the Sub-Adviser, the Trust, the Portfolio or Sub-Segment or to any shareholder of the Portfolio or Sub-Segment for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

10. Duration and Termination of Agreement; Amendments:

(a)            This Agreement shall become effective upon the date first above written and unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio.

(b)            Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 30 days written notice to the Sub-Adviser who shall in turn notify it to the Sub-Manager. This Agreement may also be terminated, without the payment of any penalty, by the Sub-Adviser; (i) upon 60 days written notice to the Sub-Manager; (ii) upon material breach by the Sub-Manager of any of the representations, warranties and agreements set forth in Paragraph 5of this Agreement; or (iii) immediately if, in the reasonable judgment of the Sub-Adviser, the Sub-Manager becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Portfolio.

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(c)            The Sub-Manager may terminate this Agreement at any time, without the payment of any penalty, on 120 days written notice to the Sub-Adviser. This Agreement will terminate automatically in the event of its assignment or upon termination of the Investment Advisory Agreement, as it relates to this Portfolio.

11. Governing Law: This Agreement shall be governed by, and construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the choice of laws provisions thereof. The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

12. Severability.  If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

14.  Proxy Voting.  Provided the Sub-Adviser has timely forwarded the relevant proxy materials to the Sub-Manager or its designated proxy voting administrator, the Sub-Manager shall review the proxy materials and advise the Sub-Adviser as to the specific action to take with regards to the proxy voting.  The Sub-Manager further agrees that it will adopt written proxy voting procedures that shall comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”) (“Proxy Voting Policy”).

15.  Confidentiality.  The Sub-Manager will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Portfolio and its prior, present or potential shareholders.  The Sub-Manager will not use such information for any purpose other than the performance of its responsibilities and duties hereunder. Such information may not be disclosed except after prior notification to and approval in writing by the Portfolio or if such disclosure is expressly required or requested by applicable federal or state or other regulatory authorities.

16.  Anti-Money Laundering Procedures.  The Sub-Adviser hereby warrants for the purpose of anti-money laundering and countering of financing of terrorism procedures with respect to the activities covered by this Agreement:

(i)	due diligence has been conducted on the relevant parties in accordance with Financial Action Task Force standards;

(ii)	the Sub-Adviser maintains sufficient information on file to establish the identity, ownership and list of due authorised personnel of the relevant parties; and

(iii)	in the event of any enquiry by the law enforcement agencies or regulators, copies of the relevant parties’ records referred to in (ii) above, it shall be made available to the compliance department of the Sub-Manager to satisfy the request to the extent permitted by applicable law.

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IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.

/s/ Steven Zoric
By: Steven Zoric
Title: COO

Nomura Asset Management Singapore Limited

/s/ Kenichi Suzuki
By: Kenichi Suzuki
Title: Managing Director

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